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                                                                    EXHIBIT 10.6



                              [LETTERHEAD OF LTCW]




                                  July 30, 1999


LetsTalk.com, Inc.
970 Chestnut Street
San Francisco, California 94109



Gentlemen:

         We have been discussing with you the proposed operating agreement pursuant to which we have agreed to provide certain operational and fulfillment services to you at the rates specified below (which the parties determine to be fair market value) through a mutually acceptable agreement (the "Operating Agreement"). This letter sets forth our understanding in principle with respect to our relationship and will govern our relationship until we execute a definitive Operating Agreement.

I.       GENERAL

         Parties agree in good faith to negotiate and document an Operating Agreement based on the terms contained herein and to finalize such agreement within 60 days of the signing of this Letter of Intent.

         If either party so requests, the parties agree to use the services of Andersen Consulting or another firm acceptable to both parties to assist in the development of the comprehensive Operating Agreement. The parties shall split the cost of these services equally, provided that neither party shall be required to pay more than $25,000.

         A.       Term

         The initial term shall be 5 years. Subject to earlier termination as provided below, this agreement shall be automatically renewed for additional one-year periods, provided that (1) LTCC provide notice of its intent to renew at least six months prior to the end of the then-current term and (2) within 60 days after such notice, LTCW does not object to such renewal.

         The arrangement shall be cancelable by either party if the other party materially breaches the agreement and does not materially cure the breach within 60 days of receiving written notice of the breach.
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         LetsTalk.com ("LTCC") shall have the right to discontinue using any one or more of the services provided by Let's Talk Cellular and Wireless, Inc. ("LTCW") for any reason upon 6 months written notice. Unless such discontinuation is for a material breach, LTCW shall be reimbursed for its reasonable direct termination costs using the following procedure. After receiving such notice, LTCW shall within 60 days provide a written estimate of the reasonable direct costs it estimates in good faith it will incur as a result of the discontinuation, consisting of direct labor costs, direct materials/equipment costs, direct costs of segregated space specifically purchased/leased for use by LTCC, and reasonable severance costs that LTCC agrees to. Costs associated with long term contracts not previously approved by LTCC will be excluded. LTCC agrees (at its discretion) to either pay reasonable termination costs up to the limit of the estimate or continue to utilize LTCW to provide these services. LTCW shall use best efforts to minimize such termination costs.

         Either party may terminate the agreement upon the bankruptcy of the other party. LTCW may terminate the agreement six months after the sale of LTCC if LTCC is sold to a competitor in the "bricks and mortar" retail business. In any event, whether upon termination of this Agreement or termination of a service, LTCW will use best efforts to achieve a smooth transition of services to LTCC.

         B.       Exclusivity

         The provisions of this Section B shall survive any termination of the agreement. LTCW shall not provide similar services to or assist or promote any other company that sells or intends to sell wireless products or services on the Internet.

         LTCW shall not assist, or sell or advertise its products or services via, any other commerce-enabled website. LTCW shall not operate an ecommerce-enabled website.

         LTCC shall not own or operate "bricks and mortar" retail stores.

         Subject to the foregoing, LTCW has the right to have a website that is descriptive only. LTCC shall create and maintain for LTCW, LTCW descriptive information on LTCC's website consisting of a listing of LTCW stores, a locator function (either zip code driven or comparable locator function as mutually agreed upon), and a company history, a company profile, a general description of product categories, biographies of senior management, press releases, a customer service policy, and three store pictures (one kiosk, one inline store, and one shopping center). LTCW may request that LTCC delete this information at any time, but LTCC shall provide this service if so requested by LTCW at no charge for the term of this agreement. If the parties mutually agree that LTCC will include anything on LTCC's website in addition to the foregoing, LTCW shall pay for the additional items on a Cost Plus basis. Each page of such LTCW website shall contain a prominent link to LTCC's website, along with a brief one sentence description of LTCC's offerings that is mutually agreed upon.


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         LTCC shall not give any space or other benefits on its site to any competitive products of any other "brick and mortar" retailer in the business of providing wireless phones or services which competes with the then-current LTCW wireless phone service offerings.

         C.       Development by LTCW of Additional Capabilities required by
                  LTCC

         Except as otherwise specified in this agreement, if it is necessary for LTCW to expend resources to modify or enhance its systems, distribution facilities, procedures, or employee capabilities in order to accommodate the business requirements and growth of LTCC, then LTCW shall provide LTCC with a detailed proposal which clearly outlines the proposed capability to be developed, estimated cost, and an approximate timing. If it agrees and provides written approval, LTCC agrees to pay for these resources as set forth on the proposal, such costs not to exceed the estimate provided unless agreed to by both parties in writing.

         "Cost Plus" shall mean that fees are determined as provided in the remainder of this Section C.

         All fees for personnel from LTCW who have been authorized to work for LTCC shall be billed using the following methodology and is subject to modification as provide below:

                  Hourly Salary Cost (based on 2000 hours) plus
                  20% of Hourly Salary Cost for benefits

                  plus,    25% of Hourly Salary Cost for overhead absorption

         For purposes of this agreement, overhead absorption is deemed to reimburse LTCW for providing LTCC with substantially the same administrative, systems and support services it performs for its employees, which LTCW hereby agrees to do, including: including payroll processing, deposits, payroll tax returns, payroll related audits and preparing W-2 and 1099 forms, HR services, insurance, employee benefits, communications services (excluding dedicated lines to LTCC remote locations such as San Francisco), computer workstation support services, normal costs associated with office space, office equipment use, and senior management supervision.

         Six months after LTCC's site launch, both parties will have the opportunity to reassess the overhead rate and agree on a revised rate under the principle that LTCW should be able to recover its incremental direct costs over the long term.

         No fees shall be charged for the time of vice presidents or above.

         Direct travel, related travel expenditures and professional service fees shall be billed at actual cost plus a 4% administrative fee.

         If LTCC pays for equipment or other items, LTCC shall own such equipment and items unless otherwise agreed.


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         Direct equipment and incremental distribution center non-payroll costs shall be billed at actual cost plus a 10% administrative fee.

         LTCW will invoice LTCC on a monthly basis with 15 day payment terms.

         Six months after an IPO or the sale of LTCC, LTCW shall have the right to increase the fee for its services to include a profit margin of 10% over the Cost Plus pricing except for direct equipment, travel, and professional services.

         D.       Inspection

         LTCC and its accountants, agents and representatives, shall have the right to examine the books and records of LTCW that relate to the costs and expenses referred to in this agreement, provided that such examination may be conducted during normal business hours and upon reasonable notice.

         E.       Provision of General Accounting Services

         For the first 6 months of this agreement, LTCW shall provide general accounting services to LTCC on a Cost Plus basis. LTCC shall retain all responsibility for its financial statements.

         F.       MIS and Administrative Support

         LTCW will provide support and will exert all diligent efforts to satisfy the requirements specified by LTCC on a Cost Plus basis. LTCW shall adopt reasonable time reporting procedures to accurately capture time and expenses chargeable to LTCC.

         G.       Dispute Resolution

         Dispute resolution clause will be agreed during development of the Operating Agreement. Consider mediation by an accountant.

         H.       Other

         LTCW recognizes that one of LTCC's key success factors is its ability to build an effective operation in a matter of a few months and will assist in training of LTCC personnel. LTCW shall identify and train up to a reasonable number (determined by LTCC) of liaison personnel responsible for ensuring that LTCW is providing the necessary services and working at resolving the inevitable bugs and problems.

II.      PURCHASING/INVENTORY MANAGEMENT

         LTCW shall provide to LTCC a sufficient segregated space in the Dallas distribution center for storage of LTCC's inventory, and all movement of inventory in and out of this space by LTCW will utilize business practices and systems designed to provide effective control and tracking of the LTCC inventory. If either party has a stock-out, it can request

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         a transfer from the other party's inventory and the parties will work in good faith to transfer inventory unless it adversely affects one party's operations.

         LTCW purchasing department shall communicate with the LTCC Operations Liaison to determine recommended optimal inventory levels and recommended purchases. LTCC shall submit purchase orders to LTCW, who shall place orders with its vendors on behalf of LTCC and according to instructions of LTCC.

         LTCC (at its discretion) can place orders directly with vendors, and in such cases shall provide LTCW with sufficient information to facilitate the receiving and inventory management process.

         LTCC will use diligent efforts to establish its own credit lines with vendors. If unable to do so, LTCC may (at the reasonable discretion of LTCW management) utilize LTCW credit lines if invoice amounts are paid to LTCW 5 days prior to being due. However, if LTCW does not have adequate availability on its credit lines, LTCC shall pay C.O.D.

         For inventory ordered by LTCW, LTCC shall pay a fee equal to 4% of the net invoiced cost from the vendor. This fee is intended to cover LTCW's costs related to purchasing, warehousing, insurance, utilities, MIS, and receiving. For inventory ordered by LTCC, LTCC shall pay a fee of 2.5%. These percentages will be reviewed for possible adjustment six months after launch.

         LTCC is entitled to receive the same terms as LTCW on orders placed through LTCW ("Order Terms"). These terms include price protection, return capabilities, warranties, and stock balancing. In addition, LTCC shall be entitled to receive its pro rata portion of any MDF funds earned on its purchases of inventory. At LTCC's request, LTCW shall use best efforts to assist LTCC in obtaining the Order Terms in a separate agreement between LTCC and a third party with whom LTCW has an agreement.

         For items that are difficult to obtain, the parties shall have an "allocation formula" that will be proportional to the volume of the item that each party has on order; provided that for the first year of this agreement, LTCC will receive at least a 30% allocation of these items.

III.     ORDER FULFILLMENT

         LTCW employees at the distribution center will provide customer fulfillment services. These services include picking the items when an order is received, programming the telephone or pager, packing the item purchased, and shipping.

         LTCW will use best efforts to create an order fulfillment capability designed to ship all in-stock orders received by 2 P.M. CST the same day.

         LTC shall charge "Cost Plus" pricing for fulfillment services.


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IV.      CUSTOMER SERVICE

         Both parties will work together to create the most efficient customer relationship management process. This process will be based on the principles of mutual respect for and responsiveness to each other's customers.

         The Operating Agreement will define a mutually agreeable process which will address the following transactions; but in any event LTCW will provide such services without charge (other than direct out-of-pocket costs) during the six month period following launch and thereafter at a mutually agreeable fee that does not exceed Cost Plus.

                  -LTCC customers returning merchandise to LTCW stores -LTCC customers obtaining refunds at stores
                  -LTCC customers exchanging merchandise at stores -LTCC customers picking up their orders at stores -Follow-on sales at the stores to LTCC customers -Loaner phones

         For telephone/email customer service, LTCW will hire one or more customer service rep(s) and provide training to those person(s), in Dallas, as reasonably requested by LTCC. All training costs, as well as the costs of actually performing customer service at the distribution center, will be billed to LTCC on a Cost Plus basis. Notwithstanding the foregoing, during the first six months from the launch, LTCC shall not be obligated to pay LTCW any commissions with respect to the foregoing services. After the first six months, such services will continue but the parties shall mutually agree upon a reasonable method (other than sales commissions) for compensating LTCW employees or consultants for customer service.

V.       PAGING SALES AND SERVICE

         LTCC currently intends to aggressively sell pagers on its site. Like LTCW, LTCC may be a paging reseller, and may purchase numbers from LTCW under its paging contracts, at LTCC's discretion.

         LTCW shall provide a complete "turn-key" management of LTCC's paging operations. This will include activation, billing, collection, and customer service.

         LTCW shall charge LTCC a one-time activation fee per pager sold, a monthly fee per pager for processing, plus all airtime costs invoiced from its carriers at cost. These fees (excluding airtime costs) will be set at the "average cost" per pager for LTCW for the previous quarter plus 10%.

         LTCW shall make a monthly remittance of the LTCC paging revenues collected, net of the charge for services provided.

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VI.      CARRIER COMMISSION RECEIVABLES MANAGEMENT AND AUDIT

         LTCW will provide commission processing services. These services will include verifying the accuracy of commission paid, disconnects charged, customer disconnect recoveries, co-op earned and accounts receivable management. LTCW will forward the commission, etc. earned on LTCC activations to LTCC within 10 days of receipt from the carriers.

         LTCW will provide these services on a Cost Plus basis.

         LTCC will employ a "Revenue Management' liaison to coordinate with LTCW on these functions. Initially, at LTCC's discretion, this liaison may be LTCW employees billed to LTCC on a Cost Plus basis.

VII.     CARRIER CONTRACTS

         LTCC will attempt to negotiate its own carrier relationships and contracts. LTCW shall provide all assistance requested by LTCC with respect to the foregoing (including providing contacts at the carrier). When allowed under carrier agreement, LTCC may activate customers under the LTCW agreements and vice versa. LTCW will use its best effort to obtain the rights to allow this. Both parties shall use their best efforts to obtain the rights for LTCC to have the same carrier relationships and contracts that LTCW has.

         LTCC will be responsible for managing its carrier relationships and contracts, and LTCW shall provide all assistance requested by LTCC with respect to the foregoing.

         Any services provided by LTCW employees in relation to LTCC carrier agreements will be billed to LTCC on a Cost Plus basis.

         Both parties will use all diligent efforts to ensure that LTCC is able to activate wireless customers in all geographies within the continental United States in which it desires to do so.

         LTCW will assist LTCC with respect to equipment and paging vendor and service provider contracts and relationships to the same extent as provided in this Section VII with respect to carriers.

VIII.    ADVERTISING

         General

         LTCC will be entitled to utilize 5% of the space/time of all LTCW advertising. LTCW will have the right to reasonably review/reject any content to be included in its advertising, but it may do so only reasonably and for good cause.

         If LTCC wants more than 5% of any space/time in an advertising campaign, LTCW shall provide more space as long as it does not, in the opinion of LTCW management, interfere with the effectiveness of the LTCW advertising. In these cases, LTCC will pay its pro

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         rata share of the advertising cost (net invoiced cost, including production), less its 5% "free" space ("Claims").

         Claims will be reimbursed as follows:

         - Claims must be submitted to LTCC within 90 days of the advertising run.
         - Claims must include a copy of the invoice including run dates and a sample of the advertising.
         - Payment will be rendered by LTCC within 10 days of invoice for an undisputed claim.
         - If prepayment is required, LTCC will be notified of this prior to committing to the advertising, and will prepay its pro rata share if it decides to participate.

         Print

         LTCC will be included under the LTCW logo with a mutually reasonably agreeable tag line determined by LTCC (e.g., visit...) on all print, POP material, and in-store promotional materials.

         LTCC will be entitled to one 8 1/2 x 14 permanent promotional sign at kiosks, and two 22" x 28" permanent promotional signs at in-line stores (3 at the non-mall stores). LTCC has the right to approve all signs, which approval shall not be unreasonably withheld, and LTCC will pay all costs of designing and producing the signs.

         LTCC will be entitled to have its address included on all LTCW bags, business cards, and stationery and the like at no cost as these item are re-ordered.

         Radio

         LTCC will be entitled to 5% of the airtime unless it decides to participate at a higher level.

         Television

         LTCC will have its logo displayed at least 25% of the size of the LTCW logo for an equal amount of time at no extra charge.

X.       BINDING NATURE

         This Letter of Intent is a binding contract between the parties hereto and will govern their working relationship unless and until the anticipated definitive Operating Agreement is executed. If the parties cannot negotiate and document a definitive Operating Agreement prior to 60 days from the date hereof, then the parties shall submit to mediation to finalize the Operating Agreement, but if no definitive Operating Agreement is reached, this LOI will continue in effect according to its terms.


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XI.      CONSENT TO JURISDICTION; GOVERNING LAW

         This letter of intent and Operating Agreement will provide that it will be governed by the laws of the State of New York.


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         If the foregoing correctly sets forth our understanding, please sign all copies of this Letter of Intent where indicated below and return at least one copy to __________________________.


                                   Very truly yours,


                                   LETSTALK.COM,INC.


                                   By: /s/  Delly Tamer
                                      -----------------------------------------
                                      Delly Tamer
                                      President and Chief Executive Officer


Accepted as of the date
first above written:


LET'S TALKCELLULAR & WIRELESS, INC.


By:
   ------------------------------------------------------

Name:
     ----------------------------------------------------

Title:
      ---------------------------------------------------




                      SIGNATURE PAGE TO LETSTALK.COM, INC.
                                LETTER OF INTENT

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         If the foregoing correctly sets forth our understanding, please sign all copies of this Letter of Intent where indicated below and return at least one copy to __________________________.


                                   Very truly yours,


                                   LETSTALK.COM,INC.


                                   By:
                                      -----------------------------------------
                                      Delly Tamer
                                      President and Chief Executive Officer


Accepted as of the date
first above written:


LET'S TALKCELLULAR & WIRELESS, INC.


By:   /s/ David H. Eisenberg
   ------------------------------------------------------

Name: David H. Eisenberg
     ----------------------------------------------------

Title: CEO
      ---------------------------------------------------




                      SIGNATURE PAGE TO LETSTALK.COM, INC.
                                LETTER OF INTENT